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                                                                     EXHIBIT 3.6


                 AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET
                               COLLECTIVE TRUST

                 SECOND AMENDED AND RESTATED FUND DECLARATION

                               VALUE EQUITY FUND


          Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, and as amended as of July 31, 1995 and as further amended as of the date hereof, which authorizes State Street Bank and Trust Company as trustee ("State Street" or the "Trustee") of the American Bar Association Members/State Street Collective Trust (the "Collective Trust") to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of January 1, 1999 State Street hereby amends and restates the Fund Declaration dated April 12, 1996 of the Value Equity Fund, an investment fund established under the Collective Trust (the "Fund"). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

          1.   Investment Objective.  The primary investment objective of the
               --------------------
Fund is to achieve long-term growth of capital and dividend income through investment primarily in common stocks of large companies believed to be undervalued in the market place in relation to their future earnings power. The Fund will seek to outperform, over extended periods of time, broad measures of the domestic stock market.

          2.   Investment Guidelines and Restrictions.  The assets of the Fund
               --------------------------------------
will be invested and reinvested primarily in common stocks issued by companies believed to be attractively priced in relation to their long-term earnings power, provided that the Trustee may invest a portion of the assets of the Fund in other equity-related securities, such as convertible securities, preferred stock and warrants, and may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust. The Trustee may also invest in non-equity securities, including investment grade bonds and debentures and high quality money market instruments (when considered consistent with the investment objective of the Fund). The Trustee shall not invest more than 35% of the assets of the Fund
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in non-equity securities, except under the circumstances enumerated in Section
3.03(c) of the Declaration of Trust. The Fund may invest up to 15% of its assets in securities of foreign companies. Securities of such foreign companies may be held by the Fund directly or indirectly through American Depository Receipts or European Depository Receipts.

          It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

          The Fund will not:

          (a) trade in foreign currency (except transactions incidental to the settlement of purchases or sales of securities for the Fund);

          (b) make an investment in order to exercise control or management over a company;

          (c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

          (d) trade in commodities or commodity contracts, except futures contracts (including options on futures contracts) with respect to securities and securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

          (e)  write uncovered options;

          (f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges or reported on Nasdaq National Market if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

          (g)  invest in securities of registered investment companies;

          (h)  invest in oil, gas or mineral leases;
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          (i)  purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions; or

          (j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness and (ii) engaging in repurchase agreement transactions.

          3.   Initial Value of Units of the Fund.  The initial value of Units
               ----------------------------------
of the Fund was $12.00 on September 5, 1995.

          4.   Restrictions on Withdrawal and Transfer.  There are no
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restrictions on withdrawal and transfer.  A Participating Trust may request withdrawal of any number of Units of the Fund on any Business Day.

          5.   Trustee, Management and Administrative Fees.  For services
               -------------------------------------------
rendered as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

          6.   Investment Advisors.  The Trustee retains the right to appoint
               -------------------
Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

          7.   Conflicts.  In the event of a conflict between the terms of this
               ---------
document and the Declaration of Trust, the Declaration of Trust shall control unless
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the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

          IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused its name to be signed to this Amended and Restated Fund Declaration for the Value Equity Fund by its proper officer as of January 1, 1999.



ATTEST:                            STATE STREET BANK AND TRUST
                                    COMPANY


By: /s/ Gary E. Jenkins            By: /s/ Nancy P. Antin
    ___________________________        _______________________________
    Name: Gary E. Jenkins              Name: Nancy P. Antin
    Title: Vice President              Title:  Vice President
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                               VALUE EQUITY FUND

                 SECOND AMENDED AND RESTATED FUND DECLARATION

                                  SCHEDULE A



     For services rendered to the Value Equity Fund, the Trustee shall be entitled to receive with respect to the assets of the Fund a Trustee, Management and Administrative fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by the Trustee (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment fund maintained by the Trustee:


     Aggregate Value of Assets in Aggressive
     Equity, Balanced, Growth Equity, Index Equity,
     Intermediate Bond, International Equity,
     Stable Asset Return and Value Equity Funds                   Rate
     -----------------------------------------------              ----

     First $1 billion                                             .15 %
     Next $1.8 billion                                            .058
     Over $2.8 billion                                            .025
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                                  SCHEDULE B

                               VALUE EQUITY FUND

                 SECOND AMENDED AND RESTATED FUND DECLARATION


The Trustee has entered into an Investment Advisor Agreement for the Fund with SANFORD C. BERNSTEIN & CO., INC., and the Investment Advisor will be entitled to payment of compensation as specified therein.